FORESIDE FUND SERVICES, LLC
DEALER AGREEMENT

Re:           Gottex Multi-Asset Endowment Fund -- I
Gottex Multi-Alternatives Fund -- I                                                                                                Date:  ____________________

Ladies and Gentlemen:

As the distributor of the shares ("Shares") of each registered closed-end management investment company referenced above and covered hereunder (each, a "Fund" and together, the “Funds”) which may be amended by us from time to time, Foreside Fund Services, LLC  ("Distributor") hereby invites you to participate in the selling group on the following terms and conditions.  In this letter, the terms "we," "us," and similar words refer to the Distributor, and the terms "you," "your," and similar words refer to the dealer executing this agreement, including its associated persons.

1.           Dealer. You hereby represent that you are a broker-dealer properly registered and qualified under all applicable federal, state and local laws to engage in the business and transactions described in this agreement, and that you are a member in good standing of the Financial Industry Regulatory Authority ("FINRA") and the Securities Investor Protection Corporation ("SIPC").  You agree that it is your responsibility to determine the suitability of any Shares as investments for your customers, and that we have no responsibility for such determination.  You further agree to maintain all records required by Applicable Laws (as defined below) or that are otherwise reasonably requested by us relating to your transactions in Shares.  In addition, you agree to notify us immediately in the event your status as a member of FINRA or SIPC changes.  You agree that you will at all times comply with (i) the provisions of this Dealer Agreement related to compliance with all applicable rules and regulations; and (ii) the terms of each registration statement and prospectus for the Funds.

2.           Qualification of Shares.  The Funds will make available to you a list of the states or other jurisdictions in which Shares are registered for sale or are otherwise qualified for sale, which may be revised by the Funds from time to time.  You will make offers of Shares to your customers only in those states, and you will ensure that you (including your associated persons) are appropriately licensed and qualified to offer and sell Shares in any state or other jurisdiction that requires such licensing or qualification in connection with your activities.

3.           Orders. All orders you submit for transactions in Shares shall reflect orders received from your customers or shall be for your account for your own bona fide investment, and you will date and time-stamp your customer orders and forward them promptly each day and in any event prior to the time required by the applicable Fund prospectus (the "Prospectus," which for purposes of this agreement includes the Statement of Additional Information incorporated therein).  As agent for your customers, you shall not withhold placing customers' orders for any Shares so as to profit yourself or your customer as a result of such withholding.  You are hereby authorized to: (i) place your orders directly with the relevant Fund for the purchase of Shares and (ii) tender Shares directly to such Fund for redemption, in each case subject to the terms and conditions set forth in the Prospectus and any operating procedures and policies established by us or such Fund (directly or through its Transfer Agent) from time to time.  All purchase orders you submit are subject to acceptance or rejection, and we reserve the right to suspend or limit the sale of Shares.  You are not authorized to make any representations concerning Shares of any Fund except such representations as are contained in the Prospectus and in such supplemental written information that the applicable Fund or the Distributor (acting on behalf of such Fund) may provide to you with respect to such Fund.  All orders that are accepted for the purchase of Shares shall be executed at the next determined public offering price per share (i.e., the net asset value per share plus the applicable sales load, if any) and all orders for the redemption of Shares shall be executed at the next determined net asset value per share, in each case as described in the Prospectus.

4.           Compliance with Applicable Laws; Distribution of Prospectus and Reports; Confirmations.   In connection with its respective activities hereunder, each party agrees to abide by the Conduct Rules of FINRA and all other rules of self-regulatory organizations of which the relevant party is a member, as well as all laws, rules and regulations, including federal and state securities laws, that are applicable to the relevant party (and its associated persons) from time to time in connection with its activities hereunder ("Applicable Laws").  You are authorized to distribute to your customers the current Prospectus, as well as any supplemental sales material received from the applicable Fund or the Distributor (acting on behalf of such Fund) (on the terms and for the period specified by us or stated in such material).  You are not authorized to distribute, furnish or display any other sales or promotional material relating to a Fund without our prior written approval, but you may identify the Funds in a listing of mutual funds available through you to your customers.  Unless otherwise mutually agreed in writing, you shall deliver or cause to be delivered to each customer who purchases shares of any Funds from or through you, copies of all annual and interim reports, proxy solicitation materials, and any other information and materials relating to such Funds and prepared by or on behalf of the Funds or us.  If required by Rule 10b-10 under the Securities Exchange Act or other Applicable Laws, you shall send or cause to be sent confirmations or other reports to your customers containing such information as may be required by Applicable Laws.

5.           Sales Charges and Concessions.  On each purchase of Shares by you (but not including the reinvestment of any dividends or distributions), you shall be entitled to receive such dealer allowances, concessions, sales charges or other compensation, if any, as may be set forth in the Prospectus.  Sales charge reductions and discounts may be available to the extent provided in the Prospectus.  To obtain any such reductions, the applicable Fund or its transfer agent must be notified promptly when a transaction or transactions would qualify for the reduced charge and you must submit information that is sufficient (in the discretion of such Fund) to substantiate qualification therefor.  The foregoing shall include advising us of any Letter of Intent signed by your customer or of any Right of Accumulation available to such customer.  If you fail to so advise the applicable Fund, you will be liable for the return of any commissions plus interest thereon.  Rights of accumulation (including rights under a Letter of Intent) are available, if at all, only as set forth in the Prospectus, and you authorize any adjustment to your account (and will be liable for any refund) to the extent any allowance, discount or concession is made and the conditions therefor are not fulfilled.  Each price is always subject to confirmation, and will be based upon the net asset value next determined after receipt of an order that is in good form.  If any Shares purchased are tendered for redemption or repurchased by a Fund for any reason within seven business days after confirmation of the purchase order for such Shares, you agree to promptly refund the full sales load or other concession and you will forfeit the right to receive any compensation allowable or payable to you on such Shares.  Each Fund reserves the right to waive sales charges.  You represent to us that you are eligible to receive any such sales charges and concessions paid to you by us under this section.

6.           Transactions in Shares.  With respect to all orders you place for the purchase of Shares, unless otherwise agreed, settlement shall be made with the applicable Fund within three (3) business days after acceptance of the order.  If payment is not so received or made, the transaction may be cancelled.  In this event or in the event that you cancel the trade for any reason, you agree to be responsible for any loss resulting to the such Fund or to us from your failure to make payments as aforesaid.  You shall not be entitled to any gains generated thereby.  You also assume responsibility for any loss to a Fund caused by any order placed by you on an "as-of" basis subsequent to the trade date for the order, and will immediately pay such loss to such Fund upon notification or demand.  Such orders shall be acceptable only as permitted by such Fund and shall be subject to such Fund's policies pertaining thereto, which may include receipt of an executed Letter of Indemnity in a form acceptable to the applicable Fund and /or to us prior to such Fund's acceptance of any such order.

7.           Accuracy of Orders; Customer Signatures.  You shall be responsible for the accuracy, timeliness and completeness of any orders transmitted by you on behalf of your customers by any means, including wire or telephone.  In addition, you agree to guarantee the signatures of your customers when such guarantee is required by a Fund and you agree to indemnify and hold harmless all persons, including us and such Fund's transfer agent, from and against any and all loss, cost, damage or expense suffered or incurred in reliance upon such signature guarantee.

8.           Indemnification.  You agree to indemnify hold harmless us, our officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys' fees) and losses resulting from (i) any failure by you to comply with Applicable Laws in connection with activities performed under this agreement, or (ii) any unauthorized representation made by you concerning an investment in Shares.

We agree to indemnify and hold harmless you and your officers, directors, agents and employees from and against any claims, liabilities, expenses (including reasonable attorneys fees) and losses resulting from (i) any failure by us to comply with Applicable Laws in connection with our activities as Distributor under this agreement, or (ii) any untrue statement of a material fact set forth in a Fund's Prospectus or supplemental sales material provided to you by us (and used by you on the terms and for the period specified by us or stated in such material), or omission to state a material fact required to be stated therein to make the statements therein not misleading.

9.           Anti-Money Laundering Compliance. Each party to this agreement acknowledges that it is a financial institution subject to the USA PATRIOT Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each party represents and warrants that it is in compliance and will continue to comply with the AML Acts and applicable rules thereunder ("AML Laws"), including NASD Conduct Rule 3011, in all relevant respects. You agree to cooperate with us to satisfy AML due diligence policies of each Fund and Distributor, which may include annual compliance certifications and periodic due diligence reviews and/or other requests deemed necessary or appropriate by us or the applicable Fund to ensure compliance with AML Laws.  Dealer also agrees to provide for screening its own new and existing customers against the Office of Foreign Asset Control ("OFAC") list and any other government list that is or becomes required under the AML Acts.

10.           Privacy.  The parties agree that any Non-public Personal Information, as the term is defined in Regulation S-P ("Reg S-P") of the Securities and Exchange Commission, that may be disclosed hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this agreement.  Each party agrees that, with respect to such information, it will comply with Reg S-P and that it will not disclose any Non-Public Personal Information received in connection with this agreement to any other party, except to the extent required to carry out the services set forth in this agreement or as otherwise permitted by law.

11.           Amendments. This agreement may be amended from time to time by the following procedure. We will mail a copy of the amendment to you at your address shown below or as registered as your main office from time to time with FINRA.  If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this agreement. Your objection must be in writing and be received by us within such fifteen (15) days.  All amendments shall be in writing and except as provided above shall be executed by both parties.

12.           Termination.  This agreement shall inure to the benefit of the successors and assigns of either party hereto, provided, however, that you may not assign this agreement without our prior written consent.  This agreement may be terminated by either party, without penalty, upon ten days' prior written notice to the other party.  Any unfulfilled obligations hereunder, and all obligations of indemnification, shall survive the termination of this agreement.

13.           Notices. All notices and communications to us shall be sent to us at Three Canal Plaza, Suite 100, Portland, ME 04101, Attn: Legal/Compliance, or at such other address as we may designate in writing.  All notices and other communication to you shall be sent you at the address set forth below or at such other address as you may designate in writing.  All notices required or permitted to be given pursuant to this agreement shall be given in writing and delivered by personal delivery, by postage prepaid mail, electronic mail, or by facsimile or similar means of same-day delivery, with a confirming copy by mail.

14.           Authorization.  Each party represents to the other that all requisite corporate proceedings have been undertaken to authorize it to enter into and perform under this agreement as contemplated herein, and that the individual that has signed this agreement below on its behalf is a duly elected officer that has been empowered to act for and on behalf of such party with respect to the execution of this agreement.

15.           Directed Brokerage Prohibitions.  The Distributor and Dealer agree that neither of them shall direct Fund portfolio securities transactions or related remuneration to satisfy any compensation obligations under this Agreement.

16.           Miscellaneous. This agreement supersedes any other agreement between the parties with respect to the offer and sale of Shares and other matters covered herein.  The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof.  This agreement may be executed in any number of counterparts, which together shall constitute one instrument.  This agreement shall be governed by and construed in accordance with the laws of the state of Delaware without regard to conflict of laws principles, and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

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If the foregoing corresponds with your understanding of our agreement, please sign this document and the accompanying copies thereof in the appropriate space below and return the same to us, whereupon this agreement shall be binding upon each of us.

Foreside Fund Services, LLC

By:
Insert Name:
Title:

Agreed to and accepted:

[Insert Dealer Name]

By:
Print Name:
Title:
Address of Dealer:

Operations Contact:
Name:
Phone:
Email:

Appendix A

FORESIDE FUND SERVICES, LLC
DISTRIBUTION/SERVICE FEE AGREEMENT

Gottex Multi-Asset Endowment Fund -- I
Gottex Multi-Alternatives Fund -- I                                                                                                Date:  ____________________

Ladies and Gentlemen:

This Fee Agreement ("Agreement") confirms our understanding and agreement with respect to payments to be made to you in accordance with the Dealer Agreement between you and us (the "Dealer Agreement"), which entitles you to serve as a selected dealer of certain Funds for which we serve as Distributor.  Capitalized terms used but not defined herein shall have the respective meanings set forth in the Dealer Agreement.

1.  From time to time during the term of this Agreement, we may make payments to you in accordance with the terms set forth in the applicable Fund’s Prospectus.  You agree to furnish sales and marketing services and/or shareholder services to your customers who invest in and own Shares, including, but not limited to, answering routine inquiries regarding the Funds, processing shareholder transactions, and providing any other shareholder services not otherwise provided by a Fund's transfer agent.  With respect to such payments to you, we shall have only the obligation to make payments to you after, for as long as, and to the extent that, we receive from the Fund an amount equivalent to the amount payable to you.  The Fund reserves the right, without prior notice, to suspend or eliminate the payment of ongoing payments or other dealer compensation by amendment, sticker or supplement to the then-current Prospectus of the Fund or other written notice to you.

2.  Any such fee payments shall reflect the amounts described in the Fund's prospectus.  Payments will be based on the average daily net assets of Shares which are owned by those customers of yours whose records, as maintained by the Funds or the transfer agent, designate your firm as the customer's dealer of record.   No such fee payments will be payable to you with respect to shares purchased by or through you and redeemed by the Funds within seven business days after the date of confirmation of such purchase.  You represent that you are eligible to receive any such payments made to you.

3.  You agree that all activities conducted under this Agreement will be conducted in accordance with all applicable state and federal laws, including the 1940 Act, the Securities Exchange Act of 1934, the Securities Act of 1933 and any applicable rules of FINRA.

4.  Upon request, on a quarterly basis, you shall furnish us with a written report describing the amounts payable to you pursuant to this Agreement and the purpose for which such amounts were expended.  We shall provide quarterly reports to the Funds' Board of amounts expended and the purposes for which such expenditures were made.  You shall furnish us with such other information as shall reasonably be requested by us in connection with our reports to the Board with respect to the fees paid to you pursuant to this Agreement.

5.  This Agreement shall continue in effect until terminated in the manner prescribed below. This Agreement may be terminated, with respect to one or more Funds, without penalty, by either of us, upon ten days' prior written notice to the other party. In addition, this Agreement will be terminated with respect to any Fund upon a termination of the Dealer Agreement, if a Fund closes to new investments, or if our Distribution Agreement with the Funds terminates.

6.  This Agreement may be amended by us from time to time by the following procedure.  We will mail a copy of the amendment to you at your address shown below or as registered from time to time with FINRA.  If you do not object to the amendment within fifteen (15) days after its receipt, the amendment will become a part of this Agreement.  Your objection must be in writing and be received by us within such fifteen days.

7.  This Agreement shall become effective as of the date when it is executed and dated by us below.  This Agreement and all the rights and obligations of the parties hereunder shall be governed by and construed under the laws of the state of Delaware, without regard to conflict of laws principles.

8.  All notices and other communications shall be given as provided in the Dealer Agreement.

If the foregoing is acceptable to you, please sign this Agreement in the space provided below and return the same to us.

Foreside Fund Services, LLC	Agreed to and Accepted
Name and Address of Dealer firm:

By:
Insert Name:
Title:
By:
Insert Name:
Title: